Registration No. 333-_________
   As filed with the Securities and Exchange Commission on September 28, 2000.
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                    ----------------------------------------
                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                            U.S. WIRELESS DATA, INC.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

                Colorado                                84-1178691
         ----------------------                     ------------------
         (State or other juris-                      (I.R.S. Employer
       diction of incorporation                     Identification No.)
             or organization)

                        750 Lexington Avenue, 20th Floor
                          New York, New York 10022-1200
                                 (212) 750-7766
           ----------------------------------------------------------
          (Address, including zip code of Principal Executive Offices)

                NON-QUALIFIED STOCK OPTIONS AND WARRANTS HELD BY
                            CURRENT & FORMER OFFICERS
                          AND DIRECTORS OF THE COMPANY
                ------------------------------------------------
                            (Full Title of the Plan)

                  Mr. Dean M. Leavitt, Chief Executive Officer
                            U.S. Wireless Data, Inc.
                        750 Lexington Avenue, 20th Floor
                          New York, New York 10022-1200
                                 (212) 750-7766
                   -----------------------------------------
                      (Name, address and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                            Jeffrey M. Brenman, Esq.
                    Ireland, Stapleton, Pryor & Pascoe, P.C.
                            1675 Broadway, 26th Floor
                             Denver, Colorado 80202
                            Telephone: (303) 623-2700
                    ----------------------------------------

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                   Proposed maximum      Proposed maximum           Amount of
Title of securities to be       Amount to be      offering price per    aggregate offering        registration
        registered               registered             Share (1)             price (2)                  fee
--------------------------- --------------------- -------------------- ---------------------- ----------------------
   Common Stock, no par
     value per share           668,653 shares            $.844               $564,343
--------------------------- --------------------- -------------------- ---------------------- ----------------------
   Common Stock, no par
     value per share           350,000 shares           $2.434               $851,900
--------------------------- --------------------- -------------------- ---------------------- ----------------------
   Common Stock, no par
     value per share          1,000,000 shares          $1.500              $1,500,000
--------------------------- --------------------- -------------------- ---------------------- ----------------------
   Common Stock, no par
     value per share          2,687,500 shares           $.875              $2,351,563
--------------------------- --------------------- -------------------- ---------------------- ----------------------
   Common Stock, no par
     value per share          2,687,500 shares          $1.465              $3,937,188
--------------------------- --------------------- -------------------- ---------------------- ----------------------
          TOTAL               7,393,653 shares             -                $9,204,994               $2,430
====================================================================================================================

(1) The maximum offering price per Share is the exercise price of the stock options and warrants for which the shares are issuable, pursuant to Rule 457(h) under the Securities Act of 1933.
(2) Calculated pursuant to Rule 457(h) under the Securities Act of 1933, based upon the exercise price of the stock options and warrants for which the shares are issuable.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

     The following documents which have been filed with the Securities and Exchange Commission (the "Commission"), by U.S. Wireless Data, Inc. (the "Company"), pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference in this Registration
Statement:

     (a) the Company's latest Annual Report on Form 10-KSB, filed pursuant to
Section 13(a) or 15(d) of the Exchange Act;

     (b) all other reports filed by the Company pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

     (c) the description of the Company's Common Stock contained in the Company's Registration Statement filed with the Commission under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as the "Incorporated Documents"). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Registration Statement or in any other subsequently filed Incorporated Document or in any prospectus or prospectus supplement modifies or supersedes such statement.

Item 4.   Description of Securities.

          Not applicable.

Item 5.   Interests of Named Experts and Counsel.

          Not applicable.

Item 6.   Indemnification of Directors and Officers.

     Sections 7-109-102 through 7-109-110 of the Colorado Business Corporation Act (the "CBCA") permit indemnification of directors, officers, employees, fiduciaries and agents of corporations under certain conditions and subject to certain limitations, including for liabilities to which such persons might become subject under the Securities Act of 1933, as amended (the "Securities Act").

     The Company's Articles of Incorporation do not contain any provisions which would limit the availability of such indemnification to the fullest extent available under the above-referenced statute. The Company's amended Bylaws, which parallel the CBCA sections referred to above, provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the Company, or is or was serving at the request of the Company as a director, officer, partner, trustee, employee, fiduciary or agent of any foreign or domestic profit or nonprofit corporation or of any partnership, joint venture, trust, profit or nonprofit unincorporated association, limited liability company, or other enterprise or employee benefit plan (a "Proper Person"). The Company is required to indemnify Proper Person(s) against reasonably incurred expenses (including attorneys' fees), judgments, penalties, fines (including any excise tax assessed with respect to an employee benefit plan) and amounts paid in settlement reasonably incurred by him in connection with such action, suit or proceeding if it is determined by a majority of a quorum of the Board of Directors consisting of Directors who are not parties to the proceeding, or, if a quorum of such Directors is not available, a committee of the Board consisting of at least two Directors who are not parties to the proceeding or, if a proper committee cannot be seated or a majority of the Board or the committee desire, an independent counsel selected by a majority of the full Board, or a vote of shareholders, that the proper Person conducted himself or herself in good faith and that he or she reasonably believed (i) in the case of conduct in his official capacity with the Company, that his or her conduct was in the Company's best interests, or (ii) in all other cases (except criminal cases), that his or her conduct was at least not opposed to the Company's best interests, or (iii) in the case of any criminal proceeding, that he or she had no reasonable cause to believe his or her conduct was unlawful. A Proper Person will be deemed to be acting in his or her official capacity while acting as a director, officer, employee or agent on behalf of the Company and not while acting on the Company's behalf for some other entity. A Proper Person may apply to the court conducting the proceeding or to another court of competent jurisdiction for an order requiring the Company to indemnify such person if the court determines that the person is entitled to indemnification under Colorado law and has met the criteria set forth in the Company's Bylaws.

     No indemnification is available to a person with respect to any claim, issue or matter in connection with a proceeding by or in the right of the Company in which the person was adjudged liable to the Company or in connection with any proceeding charging that the person derived an improper personal benefit, whether or not involving action in an official capacity, in which he or she was adjudged liable on the basis that he or she derived an improper personal benefit. Further, indemnification in connection with a proceeding brought by or in the right of the Company is limited to reasonable expenses, including attorneys' fees, incurred in connection with the proceeding.

     In addition, the Company has entered into an agreement providing for indemnification of Mr. Leavitt, its Chief Executive Officer, pursuant to which Mr. Leavitt is entitled to the broadest possible indemnification rights that are available to an officer of a corporation under Colorado law.

     To the extent that the provisions of a Colorado corporation's Articles of Incorporation or Bylaws provide for indemnification to a greater extent than is available under the CBCA, such provisions are void. The Company believes, however, that the indemnification provisions contained in its Articles of Incorporation and Bylaws, and the indemnification agreement it has entered into with its Chief Executive Officer, are no more liberal than those contained in the CBCA.

Item 7.   Exemption from Registration Claimed.

          Not applicable.

Item 8.   Exhibits.

          3.1 Articles of Incorporation, as amended - incorporated by reference from Exhibit 3.1 filed with the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended December 31, 1997, filed on EDGAR on February 23, 1998.

          3.2 Articles of Amendment to the Articles of Incorporation (including Designation of Series B Cumulative Convertible Redeemable Preferred Stock) filed by the Company with the Colorado Secretary of State on April 29, 1999 - incorporated by reference from Exhibit 3.1 filed with the Company's Current Report on Form 8-K Reporting an Event of May 6, 1999 (earliest event reported), filed on EDGAR on May 11, 1999'

          3.3 Articles of Amendment to Articles of Incorporation (including Removal from Designation of Series A Preferred Stock) filed by the Company with the Colorado Secretary of State on March 9, 2000 (including Certificate of Correction filed March 16,
                2000) - incorporated by reference from Exhibit 3.3 to the Company's Annual Report on Form 10-KSB for the Fiscal Year ended June 30, 2000, filed on EDGAR on September 28, 2000.


          3.4 Articles of Amendment to Articles of Incorporation (including Designation of Series C Convertible Redeemable Preferred Stock) filed by the Company with the Colorado Secretary of State on March 10, 2000 (including Certificate of Correction filed March 16, 2000) - incorporated by reference from Exhibit
                3. filed with the Company's Current Report on Form 8-K/A Reporting an Event of March 28, 2000 (earliest event reported), filed on EDGAR on April 18, 2000

          3.5 Articles of Amendment to Articles of Incorporation filed with the Colorado Secretary of State on September 22, 2000 (including removal from Designation of Series B Preferred Stock) - incorporated by reference from Exhibit 3.5 to the Company's Annual Report on Form 10-KSB for the Fiscal Year ended June 30, 2000, filed on EDGAR on September 28, 2000.

          3.5   Amended Bylaws of the Company - incorporated by reference from
                Exhibit 3.3 to the Company's Annual Report on Form 10-KSB for the Fiscal Year ended June 30, 1995, filed on October 13, 1996.

          4.1 Non-Qualified Stock Option issued to Rod L. Stambaugh as of May 13, 1999 - incorporated by reference from Exhibit 4.37 to the Company's Annual report on Form 10-KSB for the Fiscal Year Ended June 30, 1999 (as filed on EDGAR on October 14, 1999 - Accession Number 0001021890-99-000197)).

          4.2 Non-Qualified Stock Option issued to Robert E. Robichaud as of May 13, 1999 (Incorporated by reference from Exhibit 4.38 to the Company's Annual Report on Form 10-KSB for the Fiscal Year Ended June 30, 1999 (as filed on EDGAR on October 14, 1999 - Accession Number 0001021890-99-000197)).

          4.4 Non-Qualified Stock Option issued to Charles I. Leone as of February 12, 2000, incorporated by reference from Exhibit 4.5 to the Company's Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2000 (as filed on EDGAR on May 15, 2000 - Accession Number 0001021890-00-00202).

          4.6 Non-Qualified Stock Option issued to Barry A. Kaplan as of March 29, 2000 incorporated by reference from Exhibit 4.3 to the Company's Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2000 (as filed on EDGAR on May 15, 2000 - Accession Number 0001021890-00-00202).

          4.7 Non-Qualified Stock Option issued to Edwin M. Cooperman as of March 29, 2000 incorporated by reference from Exhibit 4.1 to the Company's Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2000 (as filed on EDGAR on May 15, 2000 - Accession Number 0001021890-00-00202).

          4.8 Non-Qualified Stock Option issued to Michael S. Falk as of March 29, 2000 incorporated by reference from Exhibit 4.2 to the Company's Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2000 (as filed on EDGAR on May 15, 2000 - Accession Number 0001021890-00-00202).

          4.9 Non-Qualified Stock Option issued to Amy L. Newmark as of March 29, 2000 incorporated by reference from Exhibit 4.4 to the Company's Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2000 (as filed on EDGAR on May 15, 2000 - Accession Number 0001021890-00-00202).

          4.10 Warrants with an exercise price of $0.875 per share, issued to Dean M. Leavitt as of May 3, 1999 incorporated by reference from Exhibit 4.6 to the Company's Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2000 (as filed on EDGAR on May 15, 2000 - Accession Number 0001021890-00-00202).

          4.11 Warrants with an exercise price of $1.465 per share, issued to Dean M. Leavitt as of May 3, 1999 incorporated by reference from Exhibit 4.6 to the Company's Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2000 (as filed on EDGAR on May 15, 2000 - Accession Number 0001021890-00-00202).

          5.1 Opinion of Ireland, Stapleton, Pryor & Pascoe, P.C. regarding the legality of the Common Stock being registered*

         23.1   Consent of M.R. Weiser & Co. LLP*

         23.2 Consent of Ireland, Stapleton, Pryor & Pascoe, P.C. (included in the opinion filed as Exhibit 5.1)

-------------
*  Filed herewith

Item 9.   Undertakings.

     The undersigned registrant hereby undertakes:

     a. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information.

     b. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     c. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     d. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     e. To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     f. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on September 28, 2000.

                                               U.S. WIRELESS DATA, INC.


                                               By: /s/ Dean M. Leavitt
                                                  -----------------------------
                                                  Dean M. Leavitt
                                                  Chief Executive Officer

     In accordance with the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures                            Title                                      Date
----------                            -----                                      ----

/s/ Dean M. Leavitt
----------------------------------
Dean M. Leavitt                       Chief Executive Officer and Director       September 28, 2000


/s/ Charles I. Leone
----------------------------------
Charles I. Leone                      Chief Financial Officer                    September 28, 2000


/s/ Kelly McLaughlin
----------------------------------
Kelly McLaughlin                      Controller                                 September 28, 2000
                                      (Principal Accounting Officer)
/s/ Edwin M. Cooperman
----------------------------------
Edwin M. Cooperman                    Director                                   September 26, 2000

/s/ Michael S. Falk
----------------------------------
Michael S. Falk                       Director                                   September 28, 2000

/s/ Barry A. Kaplan
----------------------------------
Barry A. Kaplan                       Director                                   September 26, 2000


----------------------------------
Amy L. Newmark                        Director


----------------------------------
Alvin C. Rice                         Director


----------------------------------
Chester N. Winter                     Director